Arbinet Announces Second Quarter Financial Results

NEW BRUNSWICK, N.J., August 7, 2008 - Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today reported financial results for the second quarter ended June 30, 2008.

Second quarter 2008 fee revenues were $13.6 million, a 6.6% increase over first quarter 2008 and 8.5% better than the second quarter of 2007. A total of 3.55 billion minutes were bought and sold on Arbinet's exchange in the second quarter 2008, compared to 3.48 billion minutes in the second quarter 2007. Arbinet completed 502.9 million calls during the second quarter 2008, compared to 475.5 million calls in the second quarter 2007.

Second quarter 2008 income from continuing operations was $132,000 or $0.01 per diluted share, compared to a loss from continuing operations of ($1.7) million or ($0.07) per diluted share in the second quarter 2007. Loss from the Company’s discontinued digital media operations was approximately ($0.8) million or $(0.03) per diluted share in each period.

The Company also announced that it entered into an agreement on August 5, 2008 to sell substantially all of the assets of Broad Street Digital Limited.  The agreement contains certain closing conditions, and the transaction is expected to close in the third quarter of 2008.  In connection with the sale, the Company recorded a write down of $250,000 to adjust the carrying value of the Broad Street Digital assets to the estimated net proceeds from the transaction.  In addition, the Company announced it had ceased all activities in its Digital Media segment, resulting in the reclassification of all digital media operating activities as discontinued operations. The Company estimates that the unwinding of these operations will carry over to third quarter and will result in a charge of approximately ($0.7) million or ($0.03) per diluted share for the period ended September 30, 2008.

William M. Freeman, President and Chief Executive Officer of Arbinet, said, “We remain focused on our strategic priorities to improve growth and profitability and are pleased with the progress we have made in focusing on our core voice and data business, increasing liquidity on the exchange and growing our data business. Our accomplishments this quarter include, among other things, finalizing the sale of Broad Street Digital, expansion of our sales and trading organization by 10%, and a 5% increase in membership to 1,091 members. We are committed to capitalizing on our technology to increase our membership base and continue our global expansion, and look forward to the continued execution of our strategic plan to drive sustainable growth and value for our shareholders.”

Quarterly Conference Call

Arbinet will host a conference call to discuss its second quarter 2008 results at 5:00 p.m. Eastern Time today.

The dial-in number for the live audio call beginning at 5:00 p.m. Eastern Time is 888-562-3654, or 973-582-2703 for international callers; the passcode is 58469836. A live web cast of the conference call will be available on Arbinet's web site at http://www.arbinet.com.

A replay of the call will be available from 8:00 p.m. Eastern Time on Thursday, August 7, 2008 through midnight on August 14, 2008 at http://www.arbinet.com and by telephone at 800-642-1687, or 706-645-9291 for international callers; the passcode is 58469836.

About Arbinet
Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections. Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide. Arbinet Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs, ASPs and content providers around the world who buy and sell voice and IP telecommunications capacity. For more information about Arbinet’s solutions, visit www.arbinet.com

Forward-Looking Statements

This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the ability of Arbinet to complete the sale of Broad Street Digital Limited; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; and Arbinet’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO
Arbinet-thexchange, Inc.
732-509-9230

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	($ in thousands, except per share data)

Trading revenues	$122,109	$123,002	$251,628	$235,443
Fee revenues	12,503	13,571	25,146	26,301
Total revenues	134,612	136,573	276,774	261,744
Cost of trading revenues	122,212	123,114	251,772	235,584
	12,400	13,459	25,002	26,160
Cost and expenses:
Operations and development	5,074	5,139	10,080	10,418
Sales and marketing	2,500	3,155	4,854	5,791
General and administrative	3,548	3,197	7,373	6,130
Depreciation and amortization	1,925	1,886	3,978	3,716
Severance charges	1,021	-	1,021	-
Reserve for litigation	790	-	1,940	-
Total costs and expenses	14,858	13,377	29,246	26,055
Income (loss) from operations	(2,458)	82	(4,244)	105
Interest income	683	225	1,475	642
Interest expense	(239)	(142)	(571)	(307)
Other income (expense), net	416	66	680	95
Income (loss) from continuing operations before income taxes	(1,598)	231	(2,660)	535
Provision for income taxes	76	99	162	180
Income (loss) from continuing operations	(1,674)	132	(2,822)	355
Discontinued operations:
(Loss) from discontinued operations,
net of income tax $0 in 2007 and $11 in 2008	(799)	(784)	(1,528)	(1,456)
Net (loss)	$(2,473)	$(652)	$(4,350)	$(1,101)
Net (loss) attributable to common stockholders	$(2,473)	$(652)	$(4,350)	$(1,101)
Basic net income (loss) per share:
Continuing operations	$(0.07)	$0.01	$(0.11)	$0.01
Discontinued operations	$(0.03)	$(0.03)	$(0.06)	$(0.06)
Net (loss)	$(0.10)	$(0.02)	$(0.17)	$(0.05)
Diluted net income (loss) per share:
Continuing operations	$(0.07)	$0.01	$(0.11)	$0.01
Discontinued operations	$(0.03)	$(0.03)	$(0.06)	$(0.06)
Net(loss)	$(0.10)	$(0.02)	$(0.17)	$(0.05)
Dividends	$-	$(0.40)	$-	$(0.40)
Shares used in computing basic net income (loss) per share	25,478,294	24,921,380	25,468,272	24,755,953
Shares used in computing diluted net
income (loss) per share	25,478,294	25,399,547	25,468,272	25,430,552
Other comprehensive income:
Cumulative unrealized (loss) in available-for-sale securities	(5)	(21)	(6)	(8)
Foreign currency translation adjustment	62	(11)	68	(147)
Comprehensive (loss)	$(2,416)	$(684)	$(4,288)	$(1,256)

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	June 30,
	2007	2008
	($ in thousands ,except per share data)
ASSETS
Current Assets:
Cash and cash equivalents	$28,556	$20,385
Marketable securities	20,344	9,501
Trade accounts receivable (net of allowance of $1,481 and $1,758 at December 31, 2007 and June 30, 2008,
respectively)	28,451	24,178
Prepaids and other current assets	2,421	5,442
Total current assets	79,772	59,506
Property and equipment, net	23,002	22,880
Security deposits	2,430	2,287
Intangible assets, net	2,018	1,879
Goodwill	2,196	2,201
Other assets	76	34
Long term assets of discontinued operations	440	461
Total Assets	$109,934	$89,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Capital lease obligation	$7	$-
Notes payable	493	20
Due to Silicon Valley Bank	285	1,296
Accounts payable	16,123	11,701
Deferred revenue	2,499	2,184
Accrued and other current liabilities	8,250	7,607
Current liabilities of discontinued operations	334	101
Total current liabilities	27,991	22,909
Other long-term liabilities	2,282	1,779
Total liabilities	30,273	24,688
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized	—	—
Common Stock, $0.001 par value, 60,000,000 shares authorized, 26,355,641 and 26,613,581 shares issued
and outstanding, respectively	26	27
Additional paid-in-capital	181,644	173,378
Treasury stock, 674,233 and 2,132,084 shares, respectively	(4,613)	(10,340)
Accumulated other comprehensive loss	(455)	(462)
Accumulated deficit	(96,941)	(98,043)
Total Stockholders’ Equity	79,661	64,560
Total Liabilities and Stockholders’ Equity	$109,934	$89,248